PROGEN
                                                              Industries Limited

                   PROGEN COMMENCES THIRD PI-88 PHASE II TRIAL

BRISBANE, AUSTRALIA WEDNESDAY, FEBRUARY 11, 2004. Progen Industries Limited (ASX: PGL, NASDAQ: PGLAF), a progressive Australian oncology drug discovery and development company, announced the commencement of the third of a series of four Phase II clinical studies evaluating its lead anti-cancer compound PI-88, this time in lung cancer patients.

Following the recent successful completion of two Phase I trials - assessing PI-88 safety and tolerability as a single agent and in combination with chemotherapy respectively, Progen has now initiated both follow-on Phase II components of each trial. The start of the single agent (melanoma) Phase II trial was announced on January 21st. Today marks the beginning of a 90 patient, multi-center Phase II trial of PI-88 in combination with Taxotere(R) for the second-line treatment of advanced non-small cell lung cancer (NSCLC). This combination trial is recruiting patients at the following nine Australian clinical centers: Royal North Shore Hospital (Sydney); Sydney Cancer Centre, Royal Prince Alfred Hospital (Sydney); Sir Charles Gairdner Hospital (Perth); Mater Adult Hospital (Brisbane); Queen Elizabeth Hospital (Adelaide); Prince of Wales Hospital (Sydney); The Alfred Hospital (Melbourne); Prince Charles Hospital (Brisbane); and Newcastle Mater Misericordiae (Newcastle).

Cancer drugs are commonly used in combination regimens, and this PI-88 clinical program is exploring synergies between the antiangiogenic nature of PI-88 (a VEGF, FGF-1, FGF-2 and heparanase inhibitor) and Taxotere(R) (an established cytotoxic cancer drug with broad antitumour activity and marketed by Aventis). Additionally, two completed trials in which PI-88 was delivered as a single agent have shown a good safety profile and signs of activity - particularly melanoma and multiple myeloma.

The Phase I study of PI-88 administered in combination with Taxotere(R), was concluded this week by the University of Colorado Health Sciences Center, Denver, USA. The Phase I trial was designed to determine the appropriate dose for the Phase II trial and to evaluate the safety of the combination of PI-88 given subcutaneously on four consecutive days every week and docetaxel 30 mg/m2 administered intravenously once a week, for 3 weeks out of a 4 week cycle. The safety profile of the combination was very good with no drug-related serious adverse events recorded. Sixteen patients were enrolled in the Phase I study (median age 53 (range 40-67) and 250 mg was established as the appropriate dose for the Phase II trial.

Rob Don, Progen's VP of R&D commented. "Similar to the way that Genentech's new anti-angiogenic drug, Avastin(R), was evaluated in combination with a chemotherapy regimen in treating patients with advanced colorectal cancer, this trial has been designed to determine PI-88's ability to show efficacy in combination with chemotherapy. We have seen positive signs in the PI-88 Phase I single agent trial where over 40% of the melanoma patients showed tumor growth retarded for periods lasting up to 30 months and from the Phase II multiple myeloma trial where 39% of patients have shown cancer stabilization for periods up to 2 years. These data provide us with the additional confidence to embark on the PI-88 Phase II clinical program, looking at benefits of PI-88 single agent therapy as well as in combination with chemotherapy."

July 2003 represented the conclusion of the first PI-88 Phase II trial in multiple myeloma and January 2004 signified the commencement of a second Phase II trial targeting advanced melanoma. This Phase II lung cancer trial is the third of four PI-88 Phase II clinical trials that have been initiated to date in different cancer categories. The fourth and final Phase II trial of the series, PI-88 will be used as an adjuvant single agent therapy in post-operative liver cancer patients (conducted by Medigen Biotechnology Corporation -Taiwan).


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ABOUT NON-SMALL CELL LUNG CANCER
According to the World Health Organization, there are more than 1.2 million cases worldwide of lung and bronchial cancer each year, causing approximately
1.1 million deaths annually. There are 7000 lung cancer deaths in Australia each year. According to the National Cancer Institute, lung cancer is the single largest cause of cancer deaths in the United States. More people die of lung cancer than of breast, prostate and colorectal cancers combined. NSCLC is the most common form of lung cancer and accounts for almost 80 percent of all the cases.

ABOUT  PI-88
Our lead product candidate, PI-88, is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as Vascular Endothelial Growth Factor, Fibroblast Growth Factors 1 and 2, and heparanase, an enzyme implicated in metastasis (tumor spread). PI-88 is currently being studied in Phase II clinical trials in the U.S. and Australia under an active Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA.

ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.

Progen's three key areas of expertise are:

- CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds PI-88 and PI-166.
- DRUG DISCOVERY projects focusing on the development of potent, selective Inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES manufacturing of biopharmaceutical products to global standards.

KEYWORDS  - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, non-small cell lung cancer, melanoma, multiple myeloma, hepatoma
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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Melanoma Phase II Trial Commenced             www.progen.com.au/news/latest_news.cfm?item=323.0
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Focus on cancer: Divestment of Lifesciences   www.progen.com.au/news/latest_news.cfm?item=318.0
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AGM 2003 Managing Directors Presentation      www.progen.com.au/news/latest_news.cfm?item=316.0
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Good Financial Results Bolster Strategy       www.progen.com.au/news/latest_news.cfm?item=304.0
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Achieves Efficacy Endpoint Phase II Trial     www.progen.com.au/news/latest_news.cfm?item=299.0
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Additional Results Support Trial Program      www.progen.com.au/news/latest_news.cfm?item=293.0
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PI-88 mode of action                          www.progen.com.au/researchdevelopment/pi-88.cfm
                                              -----------------------------------------------
Progen Industries Ltd                         www.progen.com.au
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CONTACTS:
PROGEN INFORMATION:             Lewis Lee
Sarah Meibusch                  Managing Director
Business Development Manager    Progen Industries Limited
Progen Industries Limited       Lewis.Lee@progen.com.au
                                -----------------------
Sarah.Meibusch@progen.com.au    Ph: 61 7 3273 9100
----------------------------
Ph:  61 7 3273 9100

CLINICAL DEVELOPMENT INQUIRIES
Robert Don PhD                  PATIENT ENQUIRY LINE
VP, Research and Development    Tel: +61 417 436 548 (US) or 0417 436 548 (Australia)
Progen Industries Limited       Email: research@progen.com.au
Robert.Don@progen.com.au        -----------------------------
------------------------------
Ph: 61 7 3273 9100
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This press release contains forward-looking statements that are based on current management  expectations.  These  statements  may  differ materially from actual future  events  or  results  due  to  certain risks and uncertainties, including without  limitation,  risks  associated  with  drug development and manufacture, risks  inherent  in  the  extensive  regulatory approval process mandated by the
United  States Food and Drug Administration and the Australian Therapeutic Goods
Administration,  delays  in  obtaining  the  necessary  approvals  for  clinical testing,  patient  recruitment, delays in the conduct of clinical trials, market acceptance  of  PI-88,  PI-166  and  other drugs, future capitals needs, general economic  conditions,  and  other  risks and uncertainties detailed from time to time  in the Company's filings with the Australian Stock Exchange and the United
States  Securities and Exchange Commission.  Moreover, there can be no assurance that  others  will  not  independently  develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed  by  the  Company  will  provide  meaningful  protection or competitive advantages.


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